Exhibit 10.9
NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation
Chairman Retainer-Annual	$30,000

Member Retainer-Annual	$23,000

Committee Chair Retainer-Audit	$7,000

Committee Chair Retainer-Governance and ECDC	$2,000

Board meeting fee	$2,000

Committee meeting fee	$1,000

Amount in Lieu of Stock Options Under Expired 1995 Stock Option Plan for Non-Employee Directors	$10,000
Restricted Stock Grant**
** Restricted stock grant valued at $18,000 made every three years, including September 1, 2005, based on the last reported sale price of the stock on the preceding trading day, and in accordance with the 1993 Non-Employee Director Restricted Stock Plan. A person who becomes a non-employee director after the September 1 on which an award was made will be awarded the number of shares determined by dividing the amount equal to $18,000 minus the product of $500 times the number of months since such September 1 by the last reported sale price of the stock on the trading day next preceding the award date. A non-employee director may sell or otherwise transfer one-third of the shares covered by an award on each anniversary of the date of the award. If a non-employee director ceases to be a director before the restrictions against transfer have lapsed with respect to any shares, then except for death, disability or retirement, the director forfeits such shares. The restrictions lapse upon a change in control.